MIDWEST EXPRESS HOLDINGS, INC.
                              ANNUAL INCENTIVE PLAN
                         (as amended December 13, 1995)

   1.   PURPOSE

        The purpose of this Annual Incentive Plan (the "Plan") of Midwest Express Holdings, Inc. (the "Company") is to further unite the interests of the stockholders of the Company and its key executives through:

        (a) the annual establishment of Company objectives which are deemed by the Company's Board to be in the best short- and long-range interests of the Company, and

        (b) the annual payment of Incentive Awards to each Participant in the form of an award of cash and/or stock, provided his or her performance has meaningfully contributed to the attainment of the Company's objectives.

   2.   EFFECTIVE DATE

        The Plan is adopted effective as of the Closing Date.

   3.   DEFINITIONS

        "Affiliate" means any company in which the Company directly or indirectly owns 20% or more of the equity interest (collectively, the "Affiliates").

        "Award Percentage" means the percentage of the Target Award payable for each Performance Level. The Award Percentage for each Performance Level is established as follows: Some Progress Towards Objective: 33%; Significant Progress Towards Objective: 67%; Achieved Objective: 100%; and Significantly Exceeded Objective: 133%.

        "Board" means the Board of Directors of the Company.

        "CEO" means the Chief Executive Officer of the Company.

        "Closing Date" means the closing date of the sale by Kimberly-Clark Corporation and K-C Nevada, Inc., a Delaware corporation, of a majority of the stock of the Company, which will own all of the stock of Midwest Express Airlines, Inc. immediately prior to such sale, to underwriters in an initial public offering.

        "Committee" means the Compensation Committee of the Board.

        "Control Measures" shall have the meaning set forth in section 8 of this Plan.

        "Incentive Award" means an award to a Participant payable based upon the achievement of preestablished Objectives in cash and/or stock.

        "Measurement Period" means the fiscal year of the Company.


        "Objective Areas" means the general areas for which Objectives may be established and shall include the Company objective area, Unit objective area and Individual objective area.

        "Objective(s)" shall have the meaning set forth in section 6 of this Plan.

        "Participant" shall have the meaning set forth in section 5 of this Plan.

        "Percentage Weighting" shall have the meaning set forth in section 8 of this Plan.

        "Performance Levels" shall have the meaning set forth in section 6 of this Plan.

        "Target Award" shall mean the amount determined by multiplying the market value applicable to a Participant's position for the Measurement Period by the Target Award Percentage.

        "Target Award Percentage" means a percentage designated by the Committee in its sole discretion at the beginning of the Measurement Period, which percentage need not be the same for each Participant.

   4.   ADMINISTRATION

        The Plan shall be administered by the Committee, which in its absolute discretion shall have the power to interpret and construe the Plan, and to resolve all questions arising hereunder. Any action by the Committee shall be final and conclusive as to all individuals affected thereby.

        The Committee may delegate to any officer or employee such ministerial or administrative duties relating to the Plan as deemed appropriate by the Committee. No member of the Committee or the CEO shall be liable for any act done or omitted to be done by such person or by any other person in connection with the Plan, except for such person's own willful misconduct or as expressly provided by statute.

   5.   ELIGIBILITY

        The Committee shall, in its sole discretion, determine for each Measurement Period those officers and employees of the Company who shall be eligible to participate in the Plan (the "Participants") for such Measurement Period based upon such Participants' opportunity to have a substantial impact on the Company's operating results. Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length, or as a limitation on the right of the Company to discharge any Participant with or without cause.

   6.   OBJECTIVE AREAS AND PERFORMANCE LEVELS

        Prior to the beginning of each Measurement Period, or as soon thereafter as reasonably practicable, performance objectives (the "Objective(s)") shall be established for each Participant in one or more Objective Areas.

        The Board shall establish the Objective(s) and any Control Measures in the Company Objective Area. The CEO, or the Committee in the case of officers of the Company, based on recommendations of the CEO, shall establish the Objective(s) and any Control Measures for all other Objective Areas, unless otherwise determined by the Committee.

        For each Objective there may be established performance levels ("Performance Levels") which shall consist of successively better standards or ranges taking into consideration actual progress in the Measurement Period in accomplishing the Objective(s). These Performance Levels shall be defined as "No Progress Towards Objective", "Some Progress Towards Objective", "Significant Progress Towards Objective", "Achieved Objective" and "Significantly Exceeded Objective." Performance below the "Some Progress Towards Objective" level shall not result in the payment of an award.

        From time to time, it may be desirable to establish Objective(s) in such a manner that specific Performance Levels cannot be defined. In such cases, the specific Performance Levels will be determined pursuant to section 9 of this Plan.

        The Objective(s) in the Individual Objective Area for a Participant may be defined to include specific target areas on which such Participant should focus during the year.

        The original definition of any and all Objectives, Objective Areas, Performance Levels, Percentage Weightings and Control Measures shall not be changed during the Measurement Period, except by the approval of the person(s) who originally approved the same. When changes in the Company's accounting or internal reporting policies have the effect of making the financial results between two periods not fairly comparable for the purpose of properly measuring performance where Objectives are stated in financial terms, such results may be adjusted in such manner as shall be deemed fair and appropriate by the person(s) who originally approved the Objective.

   7.   OBJECTIVE AREA WEIGHTINGS

        Coincident with the establishment of Objective Areas, Objectives and Performance Levels, the CEO, or the Committee in the case of employees who are officers of the Company, shall establish a percentage weighting ("Percentage Weighting") applicable to each Objective Area, or, where applicable, to each Objective within an Objective Area. The total of all Percentage Weightings in all Objective Areas for each Participant shall be 100 percent. The Percentage Weighting which is applied to any Objective or Objective Area must be a multiple of 5 percent and not less than 10 percent.

   8.   CONTROL MEASURES

        At the time the Objectives are established, there may also be established certain conditions known as control measures ("Control Measures") which are either personal as to one individual, or general as to a group of individuals. Failure to fulfill a Control Measure may partially or totally deprive the individual to whom the Control Measure applies of the right to receive an award, notwithstanding the level of performance attained on any or all Objectives, or in any or all Objective Areas.

   9.   ASCERTAINMENT OF PERFORMANCE LEVELS

        The Performance Level actually attained with respect to any Objective or Control Measure stated in financial terms, and the payment with respect thereto, shall be determined, upon the completion of audited results of the Company and its subsidiaries, by the person(s) who originally approved or defined such Objective or Control Measure.

        When specific Performance Levels have not been defined in the Company Objective Area under Section 6 of this Plan, the Board will determine the Performance Level attained following the end of the Measurement Period.

        The Performance Level attained with respect to any other Objective Area or Control Measure shall be determined and approved by the person(s) who originally approved or defined such Objective or Control Measure following the end of the Measurement Period.

        Notwithstanding the above, the Committee may, in its sole discretion, authorize that such determination of the Performance Levels attained be made prior to the end of the Measurement Period, and that the payment of awards be made pursuant to section 12 of this Plan.

   10.  AMOUNT OF INCENTIVE AWARD

        The amount of Incentive Award a Participant is eligible to receive depends upon:

        (a) the Percentage Weighting applicable to that Objective or Objective Area,

        (b) the Award Percentage which applies as a consequence of the Performance Level attained in that area.

        (c) the Target Award established for the Participant.

        Performance in each Objective or Objective Area shall be valued by multiplying (a) times (b) times (c).

        Except as otherwise hereinafter provided, the total Incentive Award a Participant is eligible to receive is the sum of the values attributable to performance actually attained for each Objective or Objective Area, as determined by the preceding paragraphs.

   11.  ADJUSTMENT OF INCENTIVE AWARD

        Except as otherwise determined by the Committee, in its sole and absolute discretion, the amount of any Incentive Award may be adjusted by the CEO or the Committee in the case of employees who are officers of the Company, in their sole discretion, to more accurately reflect an individual Participant's performance during the Measurement Period.

        The amount of the Incentive Award, in the event of transfers to, from or between eligible positions, may be reviewed, and may be adjusted or prorated, on such basis as shall be determined fair and appropriate by the CEO or the Committee in the case of employees who are officers of the Company.

        Termination of employment for any reason other than death, retirement, or total and permanent disability during the Measurement Period shall result in a forfeiture of any Incentive Award attributable to performance during the Measurement Period in which termination occurred.
   A Participant's death, retirement or total and permanent disability during the Measurement Period may result in the pro rata or other adjustment to the amount of the Incentive Award on such basis as shall be determined fair and appropriate by the CEO or the Committee in the case of employees who are officers of the Company.

        Notwithstanding any provision of this Plan, no Incentive Award shall be paid to any Participant who, in any Measurement Period, has discharged the principal accountabilities of his or her position in an unsatisfactory manner.

   12.  PAYMENT OF INCENTIVE AWARDS

        Incentive Awards shall be paid in one lump sum in the first quarter following the Measurement Period for which the Objectives were established. An Incentive Award shall be paid in cash or, in the discretion of the Committee exercised at any time prior to payment of the Incentive Award, in whole or in part by delivering shares of common stock of the Company having a Fair Market Value (as hereinafter defined), determined as of the last business day of the Measurement Period for which Objectives were established, equal to the amount of the Incentive Award to be paid in shares of such common stock. In the discretion of the Committee, the form of payment may vary from Participant to Participant. "Fair Market Value" means the mean between the high and low sales price of such common stock, on the relevant date as reported on the composite list used by the Wall Street Journal for reporting stock prices, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale, or if no such prior sale information is available then as determined by the Committee. Notwithstanding the above, the Committee may make payments at such earlier times as it may, in its sole discretion, determine, and the Committee, or the CEO, in their sole discretion, will make such determinations as to performance, and establish procedures (including repayment of any overpayment which is determined after the completion of the final audit), implementing such early payment. The Company shall have the right to deduct from the payment any taxes required by law to be withheld thereon. The Committee may at its discretion establish rules and procedures providing for a Participant to elect to defer payment of his/her Incentive Award to a future date or dates.

   13.  MISCELLANEOUS PROVISIONS

        (a) Except as provided in this Plan, no right of any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, whether voluntary or involuntary, prior to actual payment of an Incentive Award. No Participant or any other person shall have any interest in any fund, or in any specific asset or assets of the Company, by reason of an Incentive Award that has been made but has not been paid or distributed.

        (b) The Board may, at any time, amend this Plan, order the temporary suspension of its application, or terminate it in its entirety, provided, however, that no such action shall adversely affect the rights or interests of Participants theretofore vested hereunder.

        (c) The terms of the Plan shall be governed, construed, administered, and regulated by the laws of the state of Wisconsin and applicable federal law. In the event that any provision of the Plan shall be determined to be illegal or invalid for any reason, the other provisions shall continue in full force and effect as if such illegal provision had never been included herein.

        (d) The total number of shares of common stock of the Company subject to issuance under the Plan may not exceed 75,000, subject to adjustment as provided below. The shares of common stock of the Company to be delivered under the Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock, not reserved for any other purpose. In the event of any change in the shares of the Company's common stock by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), spin-off, merger, consolidation, recapitalization, or split-up, combination or exchange of shares, or otherwise, the aggregate number of shares available under this Plan shall be appropriately adjusted by the Committee, using the same standards and/or formulas as it uses in making adjustments under the Midwest Express Holdings, Inc. 1995 Stock Option Plan.